Exhibit 10.16
PURCHASE AND SALE AGREEMENT
     This PURCHASE AND SALE AGREEMENT (this “Agreement”) is entered into this 29th day of August, 2006, but is effective as of July 1, 2006, by and among ALSATE MANAGEMENT AND INVESTMENT COMPANY, a Texas corporation, with its principal place of business in Oklahoma City, Oklahoma (the “Seller”), and LONGFELLOW RANCH PARTNERS, LP, a Nevada limited partnership, with its principal place of business in Ft. Stockton, Texas (“Purchaser”). Seller and Purchaser are collectively referred to in this Agreement as the “Parties” and individually as a “Party”.
RECITALS
A.	The Seller owns ninety-nine percent (99%) of the entire limited partnership interest (the “Partnership Interest”) in Stockton Plaza, LP, a Texas limited partnership (the “Limited Partnership”),

B.	The Seller owns all of the membership interest (the “Membership Interest”) in Stockton Plaza Management, LLC, a Texas limited liability company (the “Company”), which is the general partner of the Limited Partnership. The Limited Partnership and the Company are collectively referred to as the “Entities.”

C.	Purchaser desires to acquire from Seller, and Seller desires to sell to Purchaser, the Partnership Interest, pursuant to the terms and conditions of this Agreement.

D.	Purchaser desires to acquire from Seller, and Seller desires to sell to Purchaser, the Membership Interest, pursuant to the terms and conditions of this Agreement.
AGREEMENT
     In consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, the Parties agree as follows:
ARTICLE 1
PURCHASE AND SALE OF ASSETS; CLOSING
     1.1 The Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place on August 30, 2006 (the “Closing Date”).
     1.2 The Purchase; The Purchase Price. At the Closing, Seller shall, with an effective date of July 1, 2006, sell, convey, transfer, assign and deliver to Purchaser, on the terms and

August 29, 2006	Purchase and Sale Agreement
(Stockton Plaza Acquisition from
Alsate)

subject to the conditions set forth in this Agreement, the Partnership Interest and the Membership Interest. The purchase price for the Partnership Interest and the Membership Interest is $3,744,085.76 (the “Purchase Price”), payable from Purchaser to Seller in cash at the Closing.
     1.3 Procedure at the Closing. At the Closing, the following will occur:
          (a) Seller will have satisfied each of the conditions set forth in 5;
          (b) Seller will execute and deliver to Purchaser an assignment conveying the Partnership Interest and the Membership Interest to Purchaser;
          (c) Purchaser will have satisfied each of the conditions set forth in Article 6; and
          (d) Purchaser will deliver the Purchase Price described in Section 1.2 to Seller in certified funds.
ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF PURCHASER
     As a material inducement to Seller to enter into this Agreement and to consummate the transactions contemplated by this Agreement, Purchaser makes the following representations and warranties to Seller:
     2.1 Power and Authority.
          (a) Purchaser is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Nevada, and is duly qualified to carry on its business in the State of Texas.
          (b) Purchaser has all requisite power and authority to carry on its business as presently conducted and to enter into this Agreement. The execution and delivery of this Agreement and the fulfillment of and compliance with the terms and conditions hereof will not violate, nor be in conflict with, any material provision of Purchaser’s limited partnership agreement or any material provision of any agreement or instrument to which Purchaser is a party or by which it is bound, or, to its knowledge, any judgment, decree, order, statute, rule or regulation applicable to it.
          (c) The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite action on Purchaser’s part.
     2.2 Enforceability. This Agreement has been duly executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser enforceable in accordance with its terms, except as the same may be limited by applicable bankruptcy,

August 29, 2006	Purchase and Sale Agreement
(Stocklon Plaza Acquisition from
Alsate)

insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.
     2.3 No Commissions. No broker, finder or investment banker is entitled to any fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER
     As a material inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated by this Agreement, Seller makes the following representations and warranties to Purchaser:
     3.1 Power and Authority.
          (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, and is duly qualified to carry on its business in the State of Texas.
          (b) Seller has all requisite corporate power and authority to carry on its business as presently conducted and to enter into this Agreement. The execution and delivery of this Agreement and the fulfillment of and compliance with the terms and conditions hereof will not violate, nor be in conflict with, any material provision of Seller’s articles of incorporation, bylaws or any material provision of any agreement or instrument to which Seller is a party or by which it is bound, or, to its knowledge, any judgment, decree, order, statute, rule or regulation applicable to it.; and
          (c) The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on Seller’s part.
     3.2 Enforceability. This Agreement constitutes Seller’s legal, valid and binding obligation, enforceable in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws for the protection of creditors, as well as to general principles of equity, regardless whether such enforceability is considered in a proceeding in equity or at law.
     3.3 Encumbrances. The Partnership Interest and the Membership Interest are free and clear of all liens or other encumbrances.
     3.4 No Commissions. No broker, finder or investment banker is entitled to any fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Seller.

August 29, 2006	Purchase and Sale Agreement
(Stockton Plaza Acquisition from
Alsate)

     3.5 No Litigation. Seller represents and warrants that there are no existing judgments against Seller. Seller represents and warrants that to Seller’s best knowledge there is no litigation or proceeding pending against or relating to the Entities; nor does Seller know or have reasonable grounds to know of any basis of any such action or government investigation relative to the Entities.
     3.6 Organization and Good Standing. The Limited Partnership is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Texas, and the transfer of the Partnership Interest does not violate any terms of the governing documents for the Limited Partnership. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the Texas, and the transfer of the Membership Interest does not violate any terms of the governing documents for the Company.
     3.7 Financial Statements.
          (a) Seller has delivered to Buyer the unaudited interim balance sheets (the “Interim Balance Sheets”) of the Limited Partnership and the Company as of July 31, 2006 (the “Balance Sheet Date”). To Seller’s knowledge, the Interim Balance Sheets are true and correct and have been prepared in accordance with the past practices of the Limited Partnership and the Company, consistently applied. The Interim Balance Sheets fairly present the financial condition and results of operations of the Limited Partnership and the Company as of the dates thereof and disclose all liabilities of the Limited Partnership and the Company, whether absolute, contingent, accrued or otherwise, existing as of the dates thereof which would be required to be disclosed thereon if the Interim Balance Sheets were prepared in accordance with generally accepted accounting principles, consistently applied. The Interim Balance Sheets are consistent with the books and records of the Limited Partnership and the Company.
          (b) Neither the Limited Partnership nor the Company has any liability or obligation (whether accrued, absolute, contingent or otherwise) which is of a nature that would be required to be reflected on the Interim Balance Sheets, except for liabilities incurred or accrued in the ordinary course of business since the Balance Sheet Date.
     3.8 Tax Liabilities.
          (a) All taxes, penalties, interest, and any other statutory additions of the Limited Partnership and the Company which have become due and any assessments received by the Limited Partnership and the Company have been paid;
          (b) There are no tax liens on any of the assets of the Limited Partnership or the Company; and
          (c) There are no pending questions nor are there issues known to Seller, relating to, or claims or assessments for, taxes payable by the Limited Partnership or the Company.

August 29, 2006	Purchase and Sale Agreement
(Stockton Plaza Acquisition from
Alsate)

ARTICLE 4
ADDITIONAL AGREEMENTS
     4.1 Additional Agreements. Subject to the terms and conditions provided herein and to fiduciary obligations under applicable law as advised by counsel, each of the Parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transaction contemplated by this Agreement and to cooperate with each other in connection with the foregoing, including using best efforts to obtain all necessary consents, approvals and authorizations as are required to be obtained under any federal, state or foreign law or regulations, to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby, to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the transaction contemplated hereby, and to effect all necessary registrations and filings.
     4.2 Notification of Certain Matters. Each Party shall give prompt notice to the other of (i) the occurrence or failure to occur of any event, which occurrence or failure such Party believes would be reasonably likely to cause any representation or warranty on the part of such Party contained in this Agreement to be untrue or inaccurate in any material respect as of the day of Closing, and (ii) any material failure of such Party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such Party hereunder.
ARTICLE 5
CONDITIONS TO THE OBLIGATIONS OF PURCHASER
          The obligations of Purchaser as set forth in this Agreement will be subject to the fulfillment at or prior to the Closing Date of the following conditions, any or all of which may be waived in writing in whole or in part by Purchaser:
     5.1 Accuracy of Representations and Warranties and Compliance with Obligations. The representations and warranties of Seller in this Agreement will be true and correct at and as of the Closing Date with the same force and effect as though made at and as of that time (except for changes permitted or contemplated by the terms of this Agreement or for those representations and warranties which address matters only as of a particular date, which shall remain true and correct as of such date). Seller will have performed or complied in all material respects with all of its obligations required by this Agreement to be performed or complied with at or prior to the Closing Date.
     5.2 Closing Deliveries. Seller has delivered to Purchaser all of the documents and instruments required of Seller under Section 1.3.

August 29, 2006	Purchase and Sale Agreement
(Stockton Plaza Acquisition from
Alsate)

ARTICLE 6
CONDITIONS TO THE OBLIGATIONS OF SELLER
          The obligations of Seller as set forth in this Agreement will be subject to the fulfillment at or prior to the Closing Date of the following conditions, any or all of which may be waived in writing in whole or in part by Seller:
     6.1 Accuracy of Representations and Warranties and Compliance with Obligations. The representations and warranties of Purchaser in this Agreement shall be true and correct at and as of the Closing Date with the same force and effect as though made at and as of that time (except for changes permitted or contemplated by the terms of this Agreement or for those representations and warranties which address matters only as of a particular date, which shall remain true and correct as of such date). Purchaser shall have performed or complied in all material respects with all of his respective obligations required by this Agreement to be performed or complied with at or prior to the Closing Date.
     6.2 No Order. On the Closing Date, there shall be no injunction, ruling or order in effect issued by any Governmental Authority of competent jurisdiction directing that the transactions contemplated herein not be consummated.
     6.3 Closing Deliveries. Purchaser has delivered to Seller the Purchase Price and all of the documents and instruments required of Purchaser under Section 1.3.
ARTICLE 7
INDEMNIFICATION
     7.1 Indemnification.
          (a) By Seller. Seller agrees to indemnify Purchaser (and its successors and assigns) against any and all actual out-of-pocket losses, damages, costs and reasonable expenses, including reasonable attorney and paralegal fees and expenses (collectively, the “Purchaser Losses”), that it may incur as a result of:
(i)	any material breach of any representation or warranty contained in Article 3; and

(ii)	any material breach by Seller of a covenant or agreement made in Article 4.
          (b) By Purchaser. Purchaser agrees to indemnify Seller (and its successors and assigns) against any and all actual out-of-pocket losses, damages, costs and reasonable expenses, including reasonable attorney and paralegal fees and expenses (collectively, the “Seller Losses”), that it may incur as a result of:
(i)	any material breach of any representation or warranty contained in 2;

August 29, 2006	Purchase and Sale Agreement
(Stockton Plaza Acquisition from
Alsate)

(ii)	any material breach of a covenant or agreement made in Article 4; and

(iii)	the operation, ownership or conduct of business of the Entities following the Closing Date.
     7.2 Survival. Except as to claims by Seller for indemnification under Section 7.1(b)(iii) of this Agreement, the right of the Parties to make a claim for Purchaser Losses or Seller Losses, as the case may be, shall survive for a period of one (1) year after the Closing Date; provided, however, that claims first asserted within this period shall not thereafter be barred. All covenants and agreements to be performed after Closing will, to the extent applicable, survive Closing.
     7.3 Exclusive Remedy. From and after the Closing, the sole and exclusive remedy of Purchaser and Seller with respect to any and all claims relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Article 7, except claims arising out of a Party’s failure to fulfill its obligations in this Article 7, including but not limited to claims by Seller under Section 7.1(b)(iii) of this Agreement.
     7.4 Other Indemnity Matters.
          (a) Each Indemnified Party shall be obligated in connection with any claim for indemnification under this Article 7 to use all reasonable efforts to mitigate the amount for which it seeks indemnification upon and after becoming aware of any event that could reasonably be expected to give rise to the indemnification hereunder.
          (b) No Party shall be liable, and no claim for indemnification, or any other claim under this Agreement, may in any event be asserted under this Article 7 or otherwise, for any loss of profits or any special, indirect, consequential, punitive or similar damages.
ARTICLE 8
CONDUCT OF BUSINESS AFTER CLOSING
     8.1 Employee Accounting. The Seller currently provides various accounting services to, and maintains employee payroll and benefit records for, both the Limited Partnership and the Company. In order that Purchaser may have adequate time to implement its own accounting services and employee payroll and benefit programs, the Parties agree that Seller will continue to provide these services for the Limited Partnership and the Company from the Closing Date until September 30, 2006, or, if necessary, until some other mutually agreed upon date. Seller shall have the right to pre-bill Purchaser for all accounting and benefit costs.

August 29, 2006	Purchase and Sale Agreement
(Stockton Plaza Acquisition from
Alsate)

ARTICLE 9
GENERAL PROVISIONS
     9.1 Notices. All notices, requests, demands, claims, and other communications under this Agreement shall be in writing and shall be deemed given if delivered by personal delivery; certified or registered mail (first class postage prepaid); facsimile; or guaranteed overnight delivery, to the following addresses or fax numbers (or to such other address that a Party shall designate in writing to the other Party):

Seller:	Alsate Management and Investment Company
Attention: Matthew McCann 1601
NW Expressway, Suite 350
Oklahoma City, OK 73118
Fax Number: (405)753-5975

Purchaser:	N. Malone Mitchell, 3rd and Amy Mitchell
3921 Ebers
Ft. Stockton, Texas 79735
     9.2 Entire Agreement. This Agreement and other documents delivered at the Closing pursuant to this Agreement contain the entire understanding of the Parties in respect of its subject matter and supersede all prior agreements and understandings (oral or written) between the Parties with respect to such subject matter.
     9.3 Expenses. Except as otherwise specifically provided, all fees, costs and expenses incurred by Seller or Purchaser in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the Party incurring same, including, without limitation, legal and accounting fees, costs and expenses.
     9.4 Amendment; Waiver. This Agreement may not be modified, amended, supplemented, canceled, or discharged, except by written instrument executed by the Parties. No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power, or privilege under this Agreement preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the Parties. No extension of time for performance of any obligations or other acts under this Agreement or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts.
     9.5 Binding Effect: Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of the Parties and their respective successors and assigns. Nothing expressed or implied in this Agreement shall be construed to give any other person any legal or equitable rights under this Agreement. The rights and obligations of this Agreement may not be assigned or delegated without the consent of the other Party.

August 29, 2006	Purchase and Sale Agreement
(Stockton Plaza Acquisition from
Alsate)

     9.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.
     9.7 Interpretation. When a reference is made in this Agreement to an Article, Section, paragraph, clause, or exhibit, such reference shall be deemed to be to this Agreement unless otherwise indicated. The headings contained in this Agreement and on the exhibits are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or the exhibits. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Time shall be of the essence in this Agreement.
     9.8 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.
     9.9 Definitions. As used in this Agreement,
          (a) all terms defined in this Agreement shall have the defined meanings when used in any certificates, reports or other documents made or delivered pursuant to this Agreement, unless the context otherwise requires;
          (b) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa; and
          (c) the neuter gender shall also denote the masculine and feminine, and the masculine gender shall also denote the neuter and feminine, where the context so permits.
     9.10 Governing Law. This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of Texas applicable to contracts executed and to be wholly performed within such State.
     9.11 Arms’ Length Negotiations. Each Party expressly represents and warrants to the other Party to that:
          (a) before executing this Agreement, the Party has fully informed himself of the terms, contents, conditions, and effects of this Agreement;
          (b) the Party has relied solely and completely upon his own judgment in executing this Agreement;
          (c) the Party has had the opportunity to seek and has obtained the advice of counsel before executing this Agreement;

August 29, 2006	Purchase and Sale Agreement
(Stockton Plaza Acquisition from
Alsate)

          (d) the Party has acted voluntarily and of his own free will in executing this Agreement;
          (e) the Party is not acting under duress, whether economic or physical, in executing this Agreement; and
          (f) this Agreement is the result of arms’ length negotiations conducted by and between the Parties and their respective counsel.
     9.12 Cumulative Remedies. None of the remedies provided for in this Agreement shall be the exclusive remedy of any Party for a breach of this Agreement. The Parties shall have the right to seek any other remedy at law or in equity in lieu of or in addition to any remedies provided for in this Agreement.
     9.13 Invalidity. If any provision contained in this Agreement shall for any reason be held to be invalid, illegal, void or unenforceable in any respect, such provision shall be deemed modified so as to constitute a provision conforming as nearly as possible to such invalid, illegal, void or unenforceable provision while still remaining valid and enforceable; and the remaining terms or provisions contained in this Agreement shall not be affected thereby.
Signature page to follow.

August 29, 2006	Purchase and Sale Agreement
(Stockton Plaza Acquisition from
Alsate)

     IN WITNESS WHEREOF, this Agreement is executed effective as of the 1st day of July, 2006.

SELLER:	ALSATE MANAGEMENT AND INVESTMENT COMPANY a Texas corporation

	By:	/s/ Matthew McCann

Matthew McCann Vp, Legal

PURCHASER:	LONGFELLOW RANCH PARTNERS, L.P. a Nevada limited partnership

	By:	Longfellow Ranches, LLC a Nevada limited liability company, its General Partner

		By:	/s/ N.Malone Mitchell
N.Malone Mitchell 3rd, its President

August 29, 2006	Purchase and Sale Agreement
(Stockton Plaza Acquisition from
Alsate)